UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CREDIT ONE FINANCIAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant

Payment of Filing Fee (Check the appropriate box):

☒           No fee required

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: N/A
(2) Aggregate number of securities to which transaction applies: N/A

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):  N/A

(4) Proposed maximum aggregate value of transaction: N/A
(5) Total fee paid: N/A

☐ Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid: N/A
(2) Form, Schedule or Registration Statement No.: N/A
(3) Filing Party: N/A
(4) Date Filed: N/A

CREDIT ONE FINANCIAL, INC.

80 Wall Street, Suite 818

New York, NY 10005

September 3, 2010

Dear Stockholder:

On behalf of the Board of Directors and management of Credit One Financial Inc., we cordially invite you to attend our Annual Meeting of Stockholders to be held at our principal executive offices at 80 Wall Street, Suite 818, New York, New York 10005, on October 29, 2010, at 10:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting.  Regardless of whether you plan to attend, please mark, sign, date and return the enclosed proxy as soon as possible in the envelope provided.  If you attend the Annual Meeting, which we hope you will, you may vote in person even if you have previously mailed your proxy card.

Sincerely,

/s/Dicky Cheung
Chairman and Chief Executive Officer

CREDIT ONE FINANCIAL, INC.

80 Wall Street, Suite 818

New York, NY 10005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 29, 2010

 To the Stockholders of Credit One Financial, Inc.:

The Annual Meeting of Credit One Financial, Inc., a Florida corporation (the “Company”), will be held on October 29, 2010 at 10:00 a.m., local time, at its principal executive offices at 80 Wall Street, Suite 818, New York, New York, 10005, to consider and act upon the following matters:

1.	To elect one person to serve as director of the Company for one-year term or until his successor shall have been duly elected and qualified.

2.	To approve an amendment to the Company’s Articles of Incorporation to effect an one-for-fifty reverse stock split of its issued and outstanding common stock, $0.001 par value per share.

3.	To ratify the appointment of Moss, Krusick & Associates, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

All stockholders are cordially invited to attend the Annual Meeting; however, only stockholders of record at the close of business on September 2, 2010, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof.  Regardless of whether you plan to attend the meeting, please mark, sign, date and return the enclosed proxy in the enclosed prepaid envelope as soon as possible.  If you attend the Annual Meeting in person, you may revoke your proxy and vote in person.  Attendance at the meeting does not of itself revoke your proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on October 29, 2010：The Notice, Proxy Statement, the Annual Report for the year ended December 31, 2009, and the accompanying proxy card are being mailed to stockholders beginning on or about September _____, 2010.

In order to assure your representation at the Annual Meeting, you are requested to complete a proxy as promptly as possible.

By Order of the Board of Directors

/s/Dicky Cheung
Dated: September 3, 2010	Secretary

CREDIT ONE FINANCIAL, INC.

80 Wall Street, Suite 818

New York, New York 10005

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

OCTOBER 29, 2010

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Credit One Financial, Inc. (hereinafter “we,” “us,” “our” or the “Company”) for use at the Annual Meeting of Stockholders to be held on October 29, 2010 (the “Annual Meeting”) at 10:00 a.m., local time, at our principal executive offices at 80 Wall Street, Suite 818, New York, New York 10005, and any adjournments thereof.  The enclosed proxy is solicited on behalf of our Board of Directors.  This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about September ____, 2010.

Stockholders Entitled to Vote

Only stockholders of record as of September 2, 2010 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.  As of that date, 107,781,150 shares of our common stock, $0.001 par value, were outstanding and eligible to be voted.  The holders of common stock are entitled to one vote per share on any proposal presented at the Annual Meeting.  Stockholders may vote in person or by proxy.  Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person.  Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to the Secretary of the Company or by attending the Annual Meeting and voting in person.

Quorum; Vote Required for Approval

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the Record Date.  If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Proposal 1:   In order to be elected, a nominee need only receive a plurality of the votes cast in the election of directors who have been nominated.  As a result, those persons nominated for election who receive the largest number of votes will be elected as directors.  Abstentions (for shares held by registered stockholders) and broker non-votes (for shares held in street name) are not counted for this purpose and will have no effect on the outcome in the election of directors.  Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Proposal 2:  The approval of the amendment to our Articles of Incorporation to authorize our board of directors to effect an one-for-fifty reverse stock split requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter.  Abstentions and broker non-votes will have no effect upon the outcome of voting with respect to the approval of the authorization of the Board of Directors to amend the Company’s Articles of Incorporation to authorize our board of directors to effect the reverse stock split.

Proposal 3:  The ratification of the appointment of Moss, Krusick & Associates, LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of all votes cast and entitled to vote on the matter.

Abstentions and broker non-votes will have no effect upon the outcome of voting with respect to the ratification of the selection of the independent registered public accounting firm.

The persons named as proxies are officers of the Company.  All properly executed proxies returned in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein, and if no choice is specified, such proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting.

Voting Shares Registered Directly in the Name of the Stockholder

The Company will mail all proxy materials to stockholders with shares registered directly in their name in stock records maintained by our transfer agent, Island Stock Transfer, 100 Second Avenue South, Suite 705S, St. Petersburg, FL 33701.  Stockholders may vote their shares by mailing a signed proxy card.

Voting Shares Registered in the Name of a Brokerage Firm or Bank

If your shares are held in an account at a brokerage firm, bank, or similar institution, then you are the beneficial owner of shares held in “street name.”  The institution holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares.

To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other holder of record.  Banks, brokers and other holders of record have discretionary authority to vote shares held in street name, even if they do not receive instructions from the beneficial owner, on routine proposals, such as the ratification of the appointment of an independent registered public accounting firm.  Accordingly, if you do not provide your bank, broker or other holder of record with voting instructions with respect to the ratification of the appointment of our independent registered public accounting firm (Proposal 3), such holder will have discretionary authority to vote your shares held in street name on that proposal at the 2010 Annual Meeting.  As a result of this discretionary authority, broker non-votes will not occur in connection with Proposals 3 at the 2010 Annual Meeting.  However, banks, brokers and other holders of record do not have discretionary authority to vote shares held in street name in connection with non-routine proposals, including the election of directors (Proposal 1) and the approval of the amendment to the Company’s Articles of Incorporation (Proposal 2).  As a result, broker non-votes will occur in connection with these proposals at the 2010 Annual Meeting.  Therefore, we strongly urge you to vote your shares.

Voting

You may vote using any of the following methods:

●

By Written Proxy:  All stockholders may vote by properly executing and returning the enclosed proxy card.

●

In Person:  All stockholders may vote in person at the Annual Meeting (unless they are street name holders without a nominee, as discussed below under “Proxies”).

Proxies

Properly executing and returning the enclosed proxy card means that you authorize the persons named on the proxy card to vote your shares at the Annual Meeting in accordance with your instructions.  You may revoke your proxy at any time before it is voted at the Annual Meeting, by doing any of the following:

●

Completing a new proxy card with a later date (your latest vote will be counted);

●

Filing with our Secretary, at or before the taking of the vote, a written notice of revocation bearing a later date than the proxy; or

●

Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

Any written notice of revocation or subsequent proxy should be sent to: Secretary, Credit One Financial, Inc., 80 Wall Street, Suite 818, New York, New Yok 10005.

Solicitation

We will pay the costs and expenses of soliciting proxies.  In addition to soliciting by mail, our directors, officers, employees, and representatives may solicit proxies from our stockholders in person or by telephone, email, or other means of communication. They will receive no compensation for making any solicitations.  We expect to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The Company’s board of directors currently consists of one director.  At this Annual Meeting, the Board has nominated one person named below for election as director to serve for one-year term, or until his resignation, retirement, removal or disqualification or until his successor shall have been duly elected and qualified.

The following table sets forth for the nominee to be elected at the Annual Meeting the name, age, position and term of directorship as applicable.

Name	Age	Positions Held	Director Since

Dicky Cheung	39	President, Chief Executive Officer, Chief Financial Officer, Secretary and Director	2007

Mr. Dicky Cheung has been the Company's President, Chief Executive Officer, Chief Financial Officer, Secretary and the sole Director since July 2007.  Mr. Cheung has been the President of Companhhia Internacional Tek Tat Limitada, a privately held company located in Macau, since its formation in 2007.  Since 2002, Mr. Cheung has been a self-employed stock and bond investor.

Corporate Governance and Policies

The Company has adopted a written Code of Ethics hat applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and all of its employees.  The primary purpose of the Code is to deter wrongdoing and to promote:

●

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●

Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Commission and in other public communications made by the Company;

●

Compliance with applicable governmental laws, rules and regulations;

●

Prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

●

Accountability for adherence to the Code.

Any waiver of the Code of Ethics may only be made by our Board of Directors and will be promptly disclosed on a Form 8-K.  The Code of Ethics is available in print without charge by writing to: Credit One Financial, Inc., Attention: Corporate Secretary, 80 Wall Street, Suite 818, New York, NY 10005.

Audit, Nominating and Compensation Committees

We currently do not have nominating, compensation or audit committees or committees performing similar functions.  Nor do we have a written nominating, compensation or audit committee charter.  Since there is only one director, our board of directors does not believe that it is necessary to set up such committees because it believes that the functions of such committees are being adequately performed by the board of directors and these committees would be the same one board member in any case.

We intend to seek qualified independent directors to serve on the board and ultimately form standing audit, nominating and compensation committees.

Election of Directors

Our Board of Directors is responsible for identifying individuals qualified to become Board members and recommending to the Board director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board.  Additionally, in selecting nominees for directors, the Board will review candidates recommended by stockholders using the same general criteria as other candidates.

There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors.  There are no specific, minimum qualifications that the board of directors believes must be met by a candidate recommended by the board of directors.  The entire board of directors will assess candidates, whether submitted by management or stockholders, and make recommendations for election or appointment.

Stockholders may recommend director nominee candidates by sending the following information to the Board of Directors, Credit One Financial, Inc., 80 Wall Street, Suite 818, New York, NY 10005: stockholder’s name, number of shares owned, length of period held, and proof of ownership; name, age and address of candidate; candidate’s detailed resume; description of any arrangements or understandings between the stockholder and the candidate; and signed statement from the candidate confirming his or her willingness to serve on the Board of Directors.

If a stockholder seeks to nominate a candidate for election at the 2011 annual meeting of stockholders, the stockholder must follow the procedures described under the “Stockholder Proposals” below.

Audit Committee Financial Expert

The board of directors of the Company determined that we do not have a board member that qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(i) of Regulation S-K, nor do we have a board member that qualifies as "independent" as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended.  We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting.  We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not currently warranted.

Director Independence

The Company is presently not required to comply with the director independence requirements of any securities exchange, which requires that a majority of a company's directors be independent.  Our board of directors intends to appoint additional members, each of whom will satisfy the director independence guidelines in a manner consistent with the definitions of “independence” set forth in SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Compensation of Directors

Directors do not receive any compensation for their services as directors. Our Board of Directors has the authority to fix the compensation of directors.  No amounts have been paid to, or accrued to, directors in such capacity.

Certain Relationships and Related Transactions

In July 2007, Companhhia Internacional Tek Tat Limitada, a company controlled by Dicky Cheung, our President and CEO, acquired an aggregate of 3,882,438 shares, or approximately 49.9%, of the Company's issued and outstanding common stock, from former directors and officers of the Company, for an aggregate cash purchase price of approximately $349,521.

In July and October 2007, respectively, the Company issued to Dicky Cheung, our President and CEO, three promissory notes, in an aggregate principal amount of $620,000 in consideration for a $620,000 cash loans made by Mr. Cheung to the Company.  Interest on the note accrued at the rate of 5% per year.

In December 2008, all three notes mentioned above and accrued interest in a total amount of $653,708 was converted into the Company’s common stock shares at $0.03 per share.  At the same time, Mr. Cheung purchased an additional 9 million shares of the Company’s common stock at a purchase of $0.03 per share.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, as of the date of this report, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners are complied with.

Stockholder Communications with Directors

The Board has established a process to receive communications from stockholders. Stockholders may contact any member of the Board by mail. To communicate with the Board, correspondence should be addressed to our Board of Directors or any such individual director or group or committee of directors by either name or title.  All such correspondence should be sent “c/o Corporate Secretary” at Credit One Financial, Inc., 80 Wall Street, Suite 818, New York, NY 10005.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the election of the nominee listed above.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO

OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Proposal

Our Board of Directors has adopted a resolution, in the form as set forth in Annex A to this proxy statement, seeking stockholder approval to amend the Company's Articles of Incorporation to effect a "reverse stock split" of the Company's common stock in which every fifty (50) outstanding common stock shares would be combined into one (1) share.  This would result in no proportional change to any stockholder's ownership of the Company (except to the extent of any resulting fractional share, as discussed below).  If the stockholders approve this amendment to our Articles, the Board of Directors may, in its discretion, effect the reverse stock split at any time before June 30, 2011.

Reasons for the Proposed Reverse Stock Split

We have been a public company quoted on the OTC Bulletin Board since 2001.  We had 107,781,150 shares of common stock outstanding as of September 2, 2010.  Our Board of Directors believes that it is in the interest of the Company’s stockholders to reduce the Company’s number of common shares outstanding by a reverse stock split, which may help to bring our stock price higher.  A higher share price may enable us to attract additional investors who are reluctant to invest in shares with low prices.  Our stockholders should also benefit from relatively lower trading costs for a higher priced stock.  The combination of lower transaction costs and increased interest from investors can ultimately improve the trading liquidity of our common stock, which would benefit all stockholders.

In addition to the foregoing considerations, the Board believes that the total number of shares of our common stock currently outstanding is disproportionately large relative to our present market capitalization and that a reverse stock split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations.  Moreover, the Board considered that when the number of outstanding shares of common stock is unreasonably large in relation to a company’s earnings, a significant change in net earnings or losses is required to create a noticeable change, in absolute terms, in such company’s reported earnings or loss per share levels. If we implement a reverse stock split and decrease the number of shares outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to developments in our business.

A reverse stock split may also reduce the relatively high transaction costs and commissions incurred by our shareholders due to our currently low per share trading price. The structure of trading commissions, when they are set at a fixed price per share, can have an adverse impact on holders of lower-priced securities because the brokerage commissions generally represent a higher percentage of the sales prices of lower-priced securities than they do on higher-priced securities, which may discourage trading in such lower-priced securities.  If the price of our shares is higher, then the adverse impact of these commissions could be reduced.

Any increase in the liquidity of our common stock due to a higher price per share may be partially or entirely offset by a reduction in liquidity due to the fewer number of shares issued and outstanding after the reverse stock split.  Furthermore, the reverse stock split will likely increase the number of common stock holdings that are not divisible by 100 (often referred to as “odd lots”), which may make these shares more difficult to sell and could result in higher selling costs for shareholders who hold odd lots.

The Board believes that the potential positive effects of a reverse stock split can outweigh the potential negative effects and intends to implement the proposed split only if they conclude that to be the case.  In making that evaluation the Board will take into account various negative factors including: (i) the negative perception of reverse stock splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing a reverse stock split.  The effect of the reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied.  It is also possible that a reverse stock split may not increase the per share price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, the Board determined that submitting this Proposal for approval by shareholders is in our best interests and that of our shareholders.  If the stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by the Board of Directors that the reverse stock split is in the best interests of the stockholders at that time.  No further action on the part of stockholders will be required to implement the reverse stock split.

Principal Effect of the Proposed Reverse Stock Split

If approved and effected, the reverse stock split would be effected simultaneously for all outstanding common stock of the Company.  The reverse stock split would affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interest or proportionate voting power in the Company, except to the extent that the reverse stock split would otherwise result in any of the Company's stockholders owning a fractional share.  No fractional shares would be issued as a result of the reverse stock split.  The fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.  Because the number of authorized shares of the Company's common stock will not be reduced, the reverse stock split will increase the number of authorized and unissued shares that the Board of Directors may issue in the future without further stockholder action.

The principal effect of the reverse stock split will be that the number of shares of the Company's common stock issued and outstanding will be reduced from approximately 107,781,150 shares (as of September 2, 2010) to approximately 2,155,626 shares (such number is contingent upon the number of shares outstanding at the time of the reverse split).

The Company does not intend for this reverse stock split to constitute, or be the first step in a series of plans or proposals for, a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act of 1934.  Following the reverse stock split, we intend for our common stock to remain registered under the Securities Exchange Act of 1934 and to continue to comply with the reporting requirements of such Act.

Effect on Stockholders with Post-Reverse Stock Split Fractional Shares

The stockholders of the Company will not receive fractional post-reverse stock split shares in connection with the reverse stock split.  Instead, fractional shares would be rounded up to the nearest whole share.

Effect on Registered and Beneficial Stockholders

Upon a reverse stock split, the Company intends to treat stockholders holding the Company's common stock in "street name" (i.e., through a bank, broker or other nominee) in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split in the accounts of their customers holding the Company's common stock in street name.  However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split.  If you hold your shares with such a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Registered stockholders who hold all their shares in certificate form will receive a transmittal letter from our transfer agent after the effective date of the reverse stock split.  The letter of transmittal will contain instructions on how to surrender your certificate(s) representing your pre-reverse stock split shares to the transfer agent.  Upon receipt of your stock certificate you will be issued a new certificate for the appropriate number of post-reverse stock split shares.  You may still sell your shares and deliver your old stock certificate to a broker even if you have not yet exchanged it for a new certificate.

Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Effect on Authorized Shares

The reverse stock split would affect all issued and outstanding shares of the Company's common stock and outstanding rights to acquire the Company's common stock.  Upon the effectiveness of the reverse stock split, the total number of authorized shares would not change and the number of authorized shares of the Company's common stock that are not outstanding would increase due to the reduction in the number of shares of the Company's common stock outstanding.  As of September 2, 2010, the Company had 500,000,000 authorized shares of common stock, of which 107,781,150 shares were issued and outstanding.  Authorized but unissued shares are available for issuance by the Board of Directors, and we may issue such shares in the future.  If the Company issues additional shares, the ownership interest of holders of the Company's common stock will be diluted.

Procedure for Effecting Reverse Stock Split

If the stockholders approve this proposal and the Board of Directors implements the reverse stock split, the Company will file an Articles of Amendment with the Secretary of State of the State of Florida to amend the Company's current Articles of Incorporation. The reverse stock split will become effective on the date of filing the Articles of Amendment, which is referred to as the "Effective Date."  Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

After the Effective Date, our common stock will each have new Committee on Uniform Securities Identification Procedures (“CUSIP”) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Date, we will continue to be subject to periodic reporting and other requirements of the Exchange Act, and our common stock will continue to be reported on the OTC Bulletin Board under the symbol “COFI”, although the letter “D” will be added to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred.

Accounting Matters

The reverse stock split will not affect the par value of the Company's common stock.  As a result, as of the effective time of the reverse stock split, the aggregate par value of the Company's common stock on its balance sheet will be reduced in proportion to the reverse stock split ratio and the additional paid-in capital account will be increased by a corresponding amount.  The per-share net income or loss and net book value of the Company's common stock will be changed because there will be fewer shares of the Company's common stock outstanding.  In addition, the historical amounts of net income or loss per common share previously reported by the Company, as well as all reference to common stock share amounts, will be restated to reflect the reverse stock split as if it had been in effect as of the earliest reported period.

Certain Risks Associated with the Proposed Reverse Stock Split

There can be no assurance that the total market capitalization of the Company's common stock (the aggregate value of all the common stock of the Company at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Company's common stock following the reverse stock split will increase in proportion to the reduction in the number of shares of the Company's common stock outstanding before the reverse stock split.  For example, based on the most recent closing market price of the Company's common stock of $0.01 per share, if the Board of Directors decided to implement the reverse stock split, there can be no assurance that the post-split market price of the Company's common stock would be $0.50 per share or greater.  Accordingly, the total market capitalization of the Company's common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of the Company's common stock following the reverse stock split may not exceed or remain higher than the market price before the proposed reverse stock split.

A decline in the market price of the Company's common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Company's common stock could be adversely affected following such a reverse stock split.  The market price of the Company's common stock will, however, also be based on the Company's performance and other factors, which are unrelated to the number of shares outstanding.

The reverse stock split may result in some shareholders owning “odd lots” of less than 100 shares of common stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The reverse stock split may have an anti-takeover effect.  The increased proportion of authorized and unissued shares to outstanding shares could, in certain circumstances, have an anti-takeover effect.  For example, it would permit issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company.  However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of the Company's common stock or obtain control of the Company, nor is it part of a plan by management to recommend to the Board of Directors and stockholders a series of amendments to our Articles of Incorporation to address takeover concerns.  Other than the reverse stock split proposal, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

Under the Florida Business Corporation Act, our stockholders are not entitled to appraisal rights with respect to the reverse stock split, and we will not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material anticipated Federal income tax consequences of the reverse split to our stockholders. This summary is based on the federal income tax laws as now in effect and as currently interpreted; it does not take into account possible changes in the tax laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect.  This summary does not purport to address all aspects of the possible federal income tax consequences of the reverse split and is not intended as tax advice to any person.  In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, financial institutions, tax-exempt organizations, regulated investment companies and foreign taxpayers).

The summary does not address any consequence of the reverse split under any state, local or foreign tax laws.  We will not obtain a ruling from the Internal Revenue Service regarding the federal income tax consequences to our stockholders as a result of the reverse split. Accordingly, we encourage each stockholder to consult his/her tax advisor regarding the specific tax consequences of the potential reverse split, including the application and effect of state, local and foreign income and other tax laws.

The proposed reverse split is intended to qualify as a “recapitalization” as described in Section 368(a)(1) of the Code.  Consequently, neither the Company nor any its stockholder will recognize any gain or loss.  For exchanging stockholders, the aggregate basis of the post-reverse stock split shares received will be the same as the aggregate basis of common stock surrendered in the exchange.  Similarly, the holding period for the post-reverse stock split shares received as a result of the reverse stock split will include the holding period of the shares of common stock surrendered in exchange thereof.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the proposal to amend the Company's Articles of Incorporation to effect a reverse stock split at an one-for-fifty ratio.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Board has selected Moss, Krusick & Associates, LLC its independent registered public accounting firm for the fiscal year ending December 31, 2010.  Prior to July 14, 2010, Berman Hopkins Wright & LaHam, CPAs and Associates, LLP (“Berman Hopkins”) was the Company’s independent registered public accounting firm.  On July 14, 2010, the Board of Directors engaged Moss, Krusick & Associates, LLC as the Company’s new independent public accounting firm.  Moss, Krusick was recently formed as a result of the split off of the securities practice of Berman Hopkins into a new firm, Moss Krusick.  This was a result of the decision by Berman Hopkins to substantially end its securities practice.  The principals of Moss, Krusick are the same auditors who were engaged in the audit of the Company while at Berman Hopkins.  If the stockholders do not ratify the Board’s selection of Moss, Krusick & Associates, LLC as our independent registered public accounting firm for fiscal 2010, the Board will investigate the reasons for stockholder rejection and reconsider the appointment.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Berman Hopkins for professional services rendered for the fiscal years ended December 31, 2009 and 2008:

Fee Category	2009	2008
Audit Fees	$31,310	$17,494
Audit-Related Fees	-	-
Tax Fees	1,100	1,050

Total Fees	$32,410	$18,544

(1)  Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements included in our Form 10-Q.

(2)  Audit related fees.  None.

(3)  Tax fees.   Tax return preparation.

(4)   All other fees.   None.

(5)   Pre-Approval Policies

The Company does not have an audit committee at present.  Our Board of Directors has reviewed and discussed with Berman Hopkins the audited financial statements of the Company contained in the Company's Annual Report on Form 10-K for the Company's 2009 fiscal year.  Our Board has also discussed with Berman Hopkins the matters required to be discussed pursuant to Public Company Accounting Oversight Board Standards and to SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company's financial statements.

Our Board has received and reviewed the written disclosures and the letter from Berman Hopkins required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Berman Hopkins its independence from the Company.

Our Board has considered whether the provision of services other than audit services is compatible with maintaining auditor independence.

The Board’s policy is to pre-approve all audit services and all permitted non-audit services (including the fees and terms thereof) to be provided by the Company's independent auditor; provided, however, pre-approval requirements for non-audit services are not required if all such services (1) do not aggregate to more than five percent of total revenues paid by the Company to its accountant in the fiscal year when services are provided; (2) were not recognized as non-

audit services at the time of the engagement; and (3) are promptly brought to the attention of the Board and approved prior to the completion of the audit.

Our Board pre-approved all of the fees described above.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the ratification of the selection of Moss, Krusick & Associates, LLC as our independent registered public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the common stock beneficially owned as of September 2, 2010 by (i) each of our directors and director nominees; (ii) each of our current Named Executive Officers; and (iii) all current executive officers and directors as a group.  There were 107,781,150 shares of our common stock outstanding as of September 2, 2010.  We have no other classes of voting securities outstanding.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	Dicky Cheung 80 Wall Street, Suite 818 New York, NY 10005	34,672,705	32.2%
Common	All officers and directors as a group(a)	34,672,705	32.2%

Security Ownership of Management

The following table sets forth certain information, as of September 2, 2010, as to each person known by us to own beneficially more than 5% of the outstanding shares of our common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common	Dicky Cheung 80 Wall Street, Suite 818 New York, NY 10005	34,672,705	32.2%

Notes:

(1)

Except as otherwise noted herein, percentage is determined on the basis of 107,781,150 shares of the Company’s common stock outstanding plus securities deemed outstanding pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").  Under Rule 13d-3, a person is deemed to be a beneficial owner of any security owned by certain family members and any security of which that person has the right to acquire beneficial ownership within 60 days, including, without limitation, shares of common stock subject to currently exercisable options.

(2)

The Company has not granted any stock options or warrants to purchase shares of its common stock, and the Company has not issued and does not have any securities outstanding that may be converted into its common shares or have any rights convertible or exchangeable into shares of the Company’s common stock.

(3)	All shares are held by a corporation of which he is a controlling shareholder.
(4)	There are no shares that are pledged as security.

Change in Control

There are no arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the registrant.

Securities Authorized for Issuance under Equity Compensation Plans

As of the end of the most recently completed fiscal year, there were no compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

EXECUTIVE COMPENSATION

The following tables set forth the compensation of the Company's executive officers during the last two fiscal years:

Summary Compensation Table

						Non- Equity	Nonqualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Compensation	Other
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Dicky Cheung	2009	12,000	-	-	-	-	-	-	12,000
CEO and	2008	12,000	-	-	-	-	-	-	12,000
President

There were no "most highly compensated executive officers" as that term is defined in Item 402(a)(2) of Regulation S-K and there were no additional individuals for whom disclosure would have been made in this table.

Outstanding Equity Awards at Fiscal Year-End Table

The Company does not have any equity incentive plans.  There has been no compensation awarded to, earned by, or paid to any of the named executive officers or directors required to be reported in that table.

Benefit Plans

The Company does not have retirement benefits, or benefits that will be paid primarily following retirement, such as tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

The Company does not have employment agreements in place with our executive officers and directors.  There are no contracts, agreements, plans or arrangements, whether written or unwritten, that provides for payment(s) to a named executive officer at, following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of the Company or a change in the named executive officer's responsibilities following a change in control, with respect to each named executive officer.

STOCKHOLDER PROPOSALS

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act of 1934, as amended, for inclusion in the proxy statement and proxy relating to our 2011 Annual Meeting must be received by us no later than the close of business on June 20, 2011, which is 120 days prior to the first anniversary of the mailing date of this proxy statement.  If we do not receive notice of any non-Rule 14a-8 matter that a stockholder wishes to raise at the Annual Meeting in 2011 by June 20, 2011, the proxy holders will retain discretionary authority to vote proxies on any such matter if it is raised at the 2011 Annual Meeting.  Stockholder proposals should be sent to Corporate Secretary, Credit One Financial, Inc., 80 Wall Street, Suite 818, New York, NY 10005.

OTHER BUSINESS

As of the date of this Proxy Statement, we know of no other business to be presented at the Annual Meeting.  If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named as proxies.

By Order of the Board of Directors,

/s/Dicky Cheung
Secretary

Dated: September 3, 2010

ANNEX A

PROPOSED AMENDMENT TO ARTICLE III OF THE ARTICLES OF

AMENDMENT TO ARTICLES OF INCORPORATION OF

CREDIT ONE FINANCIAL, INC. TO EFFECT A REVERSE STOCK SPLIT

RESOLVED, that, subject to the approval by the affirmative vote of the holders of a majority of the issued and outstanding common stock of the Corporation, the Article III of the Articles of Incorporation of the Corporation shall be amended to read as follows:

ARTICLE III     CAPITAL STOCK.  The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is Five Hundred Million (500,000,000) shares of common stock having a par value of $0.001 per share.  Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Florida, each fifty (50) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of Common stock, par value $0.001 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares of Common Stock, and fractional shares resulting from the reverse split will be rounded up to the nearest whole share.

CREDIT ONE FINANCIAL, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 29, 2010

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope provided.

The undersigned hereby appoints Dicky Cheung with full power of substitution and ratification, attorneys-in-fact and Proxies of the undersigned to vote all shares of common stock of Credit One Financial, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Friday, October 29, 2010, at Credit One Financial’s principal executive offices at 80 Wall Street, Suite 818, New York, New York 10005, and at any and all adjournments thereof:

1.	ELECTION OF DIRECTOR. To elect Dicky Cheung as a Director to serve for one-year term or until his successor shall have been duly elected and qualified.

o FOR                      o AGAINST                      o ABSTAIN

2.

AMENDMENT TO THE COMPANY”S ARTICLES OF INCORPORATION TO EFFECT A FIFTY-FOR-ONE REVERSE STOCK SPLIT.  To approve an amendment to the Company’s Articles of Incorporation to effect an one-for-fifty reverse stock split of its issued and outstanding common stock, $0.001 par value per share.

o FOR                      o AGAINST                      o ABSTAIN

3.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Moss, Krusick & Associates, LLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010

o FOR                      o AGAINST                      o ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  IF NO DIRECTION IS INDICATED, THE SHARES WILL BE VOTED FOR ALL PROPOSALS.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

Dated: ________________, 2010

(Print Name)

(Signature of Stockholder(s)

PLEASE DATE, SIGN AND RETURN THIS PROXY TO CREDIT ONE FINANCIAL, INC. IN THE ENCLOSED ENVELOPE. THANK YOU.